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EXHIBIT 99
Sussex Bancorp
399 Route 23                                         Contact:  Donald L. Kovach
Franklin, NJ  07416                                  President/CEO
                                                     (973) 827-2914



                     SUSSEX BANCORP EXPANDS INTO INSURANCE;
                    ACQUIRES TRI-STATE INSURANCE AGENCY, INC.

Franklin, New Jersey - Sussex Bancorp (AMEX: "SBB") announced today that it had entered the insurance business through the acquisition of Tri-State Insurance Agency, Inc., an Augusta, New Jersey based insurance agency. Tri-State, which has been servicing the Sussex, New Jersey market for over 45 years, is a full service insurance agency, offering property, casualty, life and health insurance for a variety of insurance companies. The principals of Tri-State, George B. Harper and George Lista, will remain with the Agency, and have executed employment agreements to serve as officers of Tri-State for at least five years.

Donald L. Kovach, Chairman, President and CEO of Sussex, stated: "This transaction will greatly expand our product offerings to our customers, and will permit us to truly offer one stop financial shopping in our local markets. Tri-State Insurance has served the Sussex market for a long time, and we believe the reputation of the principals in our market will provide significant cross selling opportunities. We expect that the transaction will be accretive to our basic per share earnings in the first year and will greatly enhance our non-interest income."

Sussex Bancorp is the holding company for Sussex Bank, a New Jersey chartered commercial bank serving the Sussex County, New Jersey market through its eight offices located in Franklin, Augusta, Andover, Montague, Newton, Sparta, Vernon, and Wantage, New Jersey. Sussex Bank recently changed its name from the Sussex County State Bank, to reflect its broader target market and product offerings. At June 30, 2001, Sussex Bancorp had total assets of $185,286,000, total loans of $100,566,000, and total deposits of $162,461,000, and had earned $0.28 per share for the six month ended June 30, 2001.

This press release contains "forward-looking statements" as defined in 21E of the Securities Exchange Act of 1934. These forward-looking statements describe future plans, strategies and beliefs and include the Company's expectation of future financial results. The Company's ability to predict results on future plans and strategies of qualitative or quantitative changes based on market risk exposure is inherently uncertain. There are many factors that could effect future performance beyond the Company's control, which include, but are not limited to (i) changes in general market interest rates (ii) changes in the insurance market, either through regulatory or legal changes or business changes effecting the insurance industry (iii) general economic conditions in the United States generally and specifically in the Company's market area (iv) changes to monetary and fiscal policies with the United States government and the Federal Reserve and (v) world or national events which may impact consumer confidence, the economy in general or the insurance or banking industries. These factors should be considered in evaluating the forward-looking statements included herein, and undue reliance should not be placed on such statements.


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